CONTACT: Barry Susson                            Brendon Frey or
         Chief Financial Officer                 Tom Ryan
         (215) 676-6000                          (203) 682-8200
                                       OR
OF:      Deb Shops, Inc.                         Integrated Corporate Relations
         9401 Blue Grass Road                    450 Post Road East
         Philadelphia, PA  19114                 Westport, CT  06880

--------------------------------------------------------------------------------

                      DEB SHOPS REPORTS FOURTH QUARTER AND
                          FISCAL 2006 YEAR-END RESULTS
           -- FOURTH QUARTER DILUTED EARNINGS PER SHARE INCREASED TO
                         $0.89 VERSUS $0.76 LAST YEAR--
             -- FISCAL 2006 DILUTED EARNINGS PER SHARE INCREASED TO
                        $1.78 VERSUS $1.30 LAST YEAR --

Philadelphia, PA - March 9, 2006 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the fourth quarter and fiscal year ended January 31, 2006.

For the fourth quarter of fiscal 2006, net sales increased 7.1% to $88.4 million compared to $82.6 million in the fourth quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $39.0 million resulting in a gross margin of 44.2% for the period versus gross profit of $35.4 million and a 42.9% gross margin in the fourth quarter of fiscal 2005. Fourth quarter net income increased to $12.8 million compared to $10.6 million in the prior year and diluted earnings per share increased 17.1% to $0.89 compared to $0.76 a year ago.

As of January 31, 2006, the Company had $117.5 million in cash and marketable securities, shareholders' equity of $131.6 million, and no debt.

"We are very pleased with our fourth quarter results, which represent a nice finish to a solid year for our company," stated Marvin Rounick, President and Chief Executive Officer of Deb Shops. "Our performance in fiscal 2006 reflects our strategic efforts to reinvigorate our top-line by successfully opening new locations, increasing the penetration of our plus-size business, selectively updating our store base, and enhancing our merchandise assortment. Coupled with strong full-price selling and key operating expense leverage, we were able to report a same stores gain of 7.0%, gross margin improvement of 170 basis points, and net income growth of 40.9%. We move forward focused on executing our long-term growth plan and dedicated to returning value to our shareholders."

Net sales for the year ended January 31, 2006 increased 7.0% to $325.0 million from $303.8 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, was $113.3 million resulting in a gross margin of 34.9% for fiscal 2006 versus gross profit of $100.9 million and a 33.2% gross margin in fiscal 2005. Net income increased 40.9% to $25.3 million, or $1.78 per diluted share, versus $17.9 million, or $1.30 per diluted share, for the year ended January 31, 2005.

During the fourth quarter of fiscal 2006, Deb Shops opened two new stores, remodeled two existing locations and closed three stores. The Company also added a net of three plus-size departments and as of January 31, 2006, operated plus-size departments in 163 Deb Shops stores.

Barry Susson, Chief Financial Officer of Deb Shops added, "Fiscal 2006 was marked by several important accomplishments, highlighted by our special one-time dividend payout of $6.00. In addition, we returned $0.50 per share through our regular quarterly dividends and increased our operating margin 240 basis points to 11.0%. Our ability to deliver this level of value to our shareholders combined with meaningful gains in our bottom-line is a direct result of our improved financial platform and the hard work and dedication of our entire organization."

Based on current information, Deb Shops has established fiscal 2007 sales guidance in the range of $343 million to $348 million and fully diluted earnings guidance of between $1.85 and $1.90 per share. These amounts are based on a projected low single digit comparable store sales increase and by net store growth of between 15 and 20 locations.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company currently operates 329 specialty apparel stores in 41 states under the DEB and Tops 'n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Income Statement Highlights (Unaudited)

                                               Year Ended                  Three Months Ended
                                               January 31,                     January 31,
                                     ------------------------------   ----------------------------
                                          2006             2005            2006           2005
                                          ----             ----            ----           ----
Net sales                            $ 324,963,607    $ 303,778,103    $ 88,386,430   $ 82,560,012

Costs and expenses
Cost of sales, including
     buying and occupancy costs        211,680,152      202,837,874      49,358,382     47,182,169
Selling and administrative              72,070,465       69,356,328      18,540,204     17,752,656
Depreciation and amortization            5,441,096        5,384,283       1,420,248      1,495,733
                                     ---------------------------------------------------------------
                                       289,191,713      277,578,485      69,318,834     66,430,558

Operating income                        35,771,894       26,199,618      19,067,596     16,129,454
Other income, principally interest       4,135,410        2,316,312         902,173        739,994
                                     ---------------------------------------------------------------

Income before income taxes              39,907,304       28,515,930      19,969,769     16,869,448
Income tax provision                    14,617,000       10,572,000       7,120,000      6,275,250
                                     ---------------------------------------------------------------

Net income                           $  25,290,304    $  17,943,930    $ 12,849,769   $ 10,594,198
                                     ===============================================================

Net income per common share
              Basic                  $        1.79    $        1.30    $       0.90   $       0.77
                                     ===============================================================
              Diluted                $        1.78    $        1.30    $       0.89   $       0.76
                                     ===============================================================

Weighted average number of
     common shares outstanding
              Basic
                                        14,125,484       13,729,100      14,320,694     13,756,404
                                     ===============================================================
              Diluted                   14,195,078       13,753,461      14,351,262     13,833,219
                                     ===============================================================

EBITDA(1)                            $  41,212,990    $  31,583,901    $ 20,487,844   $ 17,625,187
                                     ===============================================================

Balance Sheet Highlights (Unaudited)

                                                  January 31, 2006           January 31, 2005
                                                  ----------------           ----------------
    Cash and cash equivalents                      $  26,520,757              $  30,298,970
    Marketable securities                          $  91,000,000              $ 146,100,000
    Merchandise inventories                        $  32,902,705              $  30,560,176
    Total current assets                           $ 154,851,005              $ 210,486,220
    Property, plant and equipment, net             $  23,325,292              $  23,259,816
    Total assets                                   $ 187,669,364              $ 242,880,194
    Total current liabilities                      $  44,602,596              $  42,854,832
    Total liabilities                              $  56,114,026              $  53,969,056
    Shareholders' equity                           $ 131,555,338              $ 188,911,138

(1)EBITDA Reconciliation (Unaudited)

                                              Year Ended                     Three Months Ended
                                              January 31,                         January 31,
                                     -----------------------------     -----------------------------
                                         2006             2005              2006             2005
                                         ----             ----              ----             ----
Net income                           $ 25,290,304     $ 17,943,930     $ 12,849,769     $ 10,594,198
Income tax provision                   14,617,000       10,572,000        7,120,000        6,275,250
Depreciation and amortization           5,441,096        5,384,283        1,420,248        1,495,733
Other income, principally
      interest                         (4,135,410)      (2,316,312)        (902,173)        (739,994)
                                   -----------------------------------------------------------------------
EBITDA                               $ 41,212,990     $ 31,583,901     $ 20,487,844     $ 17,625,187
                                   =======================================================================

(1) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.